                                                  ISSUER FREE WRITING PROSPECTUS
                                                     Filed Pursuant to  Rule 433
                                           Registration Statement No. 333-125593
                                                                  March 20, 2006

** MSC 2006-HQ8
** $2.7Bn Fixed Rate CMBS
Sole Lead Bookrunning Manager:  Morgan Stanley
Co-Lead Mananger:  LaSalle
Co-Managers:  RBS Greenwich Capital, Banc of America
Rating Agencies: Moody's, S&P

Structure:

 CL     SIZE($MM)    MDY/S&P       C/E       A/L     PX LEV    COUPON      PRICE     YIELD        CUSIP

 A1      144.8       Aaa/AAA     30.000%     2.99     S+5       5.124     99.9996    5.1205     617451FF1
 A2      130.4       Aaa/AAA     30.000%     4.82     S+16      5.374    100.5483    5.2632     617451FH7
 A3       73.1       Aaa/AAA     30.000%     6.75     S+32      5.614    100.5460    5.4625     617451FJ3
 AAB     149.0       Aaa/AAA     30.000%     7.06     S+27      5.565    100.5454    5.4180     617451FK0
 A4      905.5       Aaa/AAA     30.000%     9.58     S+26      5.561    100.5441    5.4489     617451FL8
 AM      273.1       Aaa/AAA     20.000%     9.79     S+31      5.610    100.5444    5.5019     617451FM6
 AJ      198.0       Aaa/AAA     12.750%     9.79     S+36      5.641    100.4065    5.5519     617451FN4
 B        17.1       Aa1/AA+     12.125%     9.79     S+38      5.641    100.2583    5.5719     617451FP9
 C        41.0       Aa2/AA      10.625%     9.79     S+39      5.641    100.1843    5.5819     617451FQ7
 D        34.1       Aa3/AA-      9.375%     9.79     S+41      5.641    100.0364    5.6019     617451FR5
 E        13.7       A1/A+        8.875%     9.79     S+48      5.641     99.5211    5.6719     617451FS3
 F        23.9       A2/A         8.000%     9.79     S+50      5.641     99.3745    5.6919     617451FT1
*G        27.3       A3/A-        7.000%     9.79     S+59      5.641     98.7180    5.7819     617451FW4
*H        37.6       Baa1/BBB+    5.625%     9.86     S+80      5.641     97.1852    5.9929     617451FX2
*J        27.3       Baa2/BBB     4.625%     9.87     S+90      5.641     96.4681    6.0931     617451FY0
*K        27.3       Baa3/BBB-    3.625%     9.88     S+140     5.641     92.9896    6.5932     617451FZ7

* Subject to rule 144A
** Notional Balance

DETAILS:
 - The Coupon for Classes AAB through K are Initial Only

 - Settlement:  3/28/06
 - First Payment Date:  4/12/06
 - Rated Final Distribution Date:  March 2044

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and
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information about the depositor, the issuer and this offering. You may get these
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This free writing prospectus does not contain all information that is required
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The Information in this free writing prospectus is preliminary and is subject to
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in any prior similar free writing prospectus relating to these securities prior
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